Park City Group Approved for NYSE Amex Listing

Shares to Begin Trading on NYSE Amex Under Symbol PCYG on November 2

PARK CITY, UT – October 29, 2010 -- Park City Group, Inc. (OTCBB & OTCQB: PCYG), a Software-as-a-Service provider of unique supply chain solutions for retailers and their suppliers, today announced that it has been authorized to list its common stock for trading on the NYSE Amex stock exchange.  The Company expects that shares of its common stock will begin trading on the NYSE Amex on November 2, 2010, under the trading symbol "PCYG." The Company will delist from the OTCBB and OTCQB once trading commences on the NYSE Amex.

“We are pleased to announce this significant milestone as part of Park City Group’s continued momentum,” said Randall K. Fields, Chairman and CEO of Park City Group.  “We believe that listing on the NYSE Amex stock exchange will prove beneficial toward creating value for shareholders as well as the execution of our overall growth strategy.   The listing on a national exchange will help increase the Company’s visibility, liquidity and suitability for a more extensive investment community audience.  Significant compliance restrictions and solicitation rules will be removed with our national exchange listing.  Along with our share price appreciating 35% since the beginning of the year and recently reaching an all-time high above $5.00, we have paved the way for buy-side and sell-side firms to become far more constructive in our stock.”

“We’re excited to welcome Park City Group to NYSE Amex,” said Scott Cutler, EVP and Co-Head of US Listings and Cash Equities, NYSE Euronext.  “Park City Group is a great addition to our growing roster of software companies, and we look forward to a strong, lasting partnership that will benefit the company and its shareholders.”

About Park City Group

Park City Group (OTCBB & OTCQB: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers’ sales and profitability while enabling lower inventory levels for both retailers and their suppliers.

Through a process known as Consumer Driven Sales OptimizationTM, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world.  Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provide store level visibility and set the supply chain in motion. And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

Park City Group is the only company to provide robust, collaborative supply chain, merchandising and store level solutions for both retailers and suppliers.  Its solutions and services enable retailers and suppliers to work collaboratively as strategic partners to reduce out-of-stocks, shrink, inventory and labor while improving profits, efficiencies, and customer service.  These innovative solutions provide trading partners a common platform on which they can capture, manage, analyze and share critical data, bringing greater visibility throughout the supply chain, and giving them the power to make better and more informed decisions.

For more information, go to www.parkcitygroup.com.

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Forward-Looking Statement and other Disclaimers

This press release contains certain forward-looking statements and information regarding Park City Group, its proposed listing on the NYSE Amex stock exchange, expected benefits to shareholders from the listing, and the implied planned de-listing from the OTCQB and OTCBB.  No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained in this press release.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (”Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

IR Contact
Jordan M. Darrow

Darrow Associates

(631) 367-1866

jdarrow@darrowir.com